Exhibit 3.24

CERTIFICATE OF FORMATION

OF

ROCHESTER HOLDCO LLC

This Certificate of Formation of Rochester HoIdco LLC (the “LLC”) has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Act (6 Del. C. § 18-101, et. seq.).

FIRST: The name of the limited liability company formed hereby is: Rochester HoIdco LLC.

SECOND: The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the City of Wilmington, County of New Castle.

THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware is: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the City of Wilmington, County of New Castle.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of this 29th day of June 2009.

By:	/s/ Laura-Jayne Urso
Laura-Jayne Urso Authorized Person

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF AGENT

AMENDMENT OF LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is Rochester Holdco LLC

2. The Registered Office of the limited liability company in the State of Delaware is changed to Corporation Trust Center, 1209 Orange Street (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is THE CORPORATION TRUST COMPANY.

By:	/s/ Anthony LoBue
Authorized Person

Name:	Anthony LoBue
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